Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, $0.001 par value per share	457(c)	5,500,000	(2)	$2.13	(3)	$11,715,000	$0.00015310	$1,793.57

	Total Offering Amounts							$11,715,000		$1,793.57
	Total Fees Previously Paid									$—
	Total Fee Offsets									—
	Net Fee Due									$1,793.57

(1)	Represents securities that may be offered and sold from time-to-time in one or more offerings by AgEagle Aerial Systems Inc. (the “Registrant”).
(2)	Represents an aggregate of 5,500,00 shares of Common Stock issuable upon the conversion of shares of Series F convertible preferred stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE American on February 12, 2025, which such date is within five business days of the filing of this registration statement, of $1.20 per share.